EX-35.2
(logo) CWCapital
ASSET MANAGEMENT

Annual Statement as to Compliance
For the Period of May 14,2013 through December 31,2013


JPMCC 2013-LC11


In accordance with the requirements detailed in Section 11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period noted above (the "Reporting Period") and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the Reporting Period.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone
David B. Iannarone
President


7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814 www.cwcapital.com